EXHIBIT 99.1

Willis Towers Watson Reports Strong First Quarter 2018 Earnings

Excluding the Revenue Standard Impact

  Reported Revenues were $2.6 billion an increase of 10%
  Organic Revenues increased 6%
  Net Income increased 27% to $447 million or 17.5% of revenues
  Adjusted EBITDA increased 18.8% to $841 million or 33.0% of revenues
  Diluted Earnings per Share increased 32.4% to $3.31
  Adjusted Diluted Earnings per Share increased 19% to $4.41

 Including the Revenue Standard Impact

  Reported Revenues were $2.3 billion
  Net Income was $221 million
  Adjusted EBITDA was $557 million or 24.3% of revenues
  Diluted Earnings per Share were $1.61
  Adjusted Diluted Earnings per Share were $2.71

ARLINGTON, Va. and LONDON, May 07, 2018 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter of 2018, which ended March 31, 2018.

As of January 1, 2018, the Company adopted Accounting Standards Codification 606, Revenue From Contracts With Customers (“ASC 606”). The adoption of this new pronouncement had a material impact to the timing, amounts and classifications of certain results and balances within our condensed consolidated financial statements in 2018. As we move past the adoption year, the full year financial results will generally be more comparable to the 2017 reported results.

As required by ASC 606, under the modified retrospective method of adoption, the Company has provided the impact to the affected line items within the condensed consolidated financial statements for 2018. The 2017 comparative financial line items have not been restated in accordance with the new standard. In an effort to allow the reader to better understand the impact this guidance had on our reported results, we have also included our 2018 results, without the adoption effects of ASC 606, as supplemental information. A more comprehensive explanation of the changes in accounting methodology can be found in the supplemental slides to this press release which have been posted to www.willistowerswatson.com.

The Company also adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost which became effective January 1, 2018 and has been applied retrospectively. As a result of the adoption, the current service-cost component for postretirement benefit cost will remain in Salaries and Benefits and the other components will be included in the Other income, net line.

Excluding the Revenue Standard
Without the impact of ASC 606, Revenues were $2.6 billion for the quarter, an increase of 10% (4% increase constant currency and 6% increase organic) as compared to $2.3 billion for the same period in the prior year.

Net income attributable to Willis Towers Watson for the first quarter of 2018 was $441 million, a 28.2% increase from $344 million for the prior-year first quarter. For the quarter, diluted earnings per share were $3.31, and adjusted diluted earnings per share were $4.41. Net income attributable to Willis Towers Watson and diluted earnings per share for the first quarter of 2018 include pre-tax $43 million of transaction and integration expenses. The U.S. GAAP tax rate for the quarter was 18% and the adjusted tax rate for the quarter used in calculating adjusted diluted earnings per share was 20%.

Net income for the first quarter of 2018 was $447 million, a 27% increase from net income of $352 million for the prior-year first quarter. Adjusted EBITDA for the first quarter of 2018 was $841 million, or 33.0% of Revenues, as compared to Adjusted EBITDA of $708 million, or 30.5% of Revenues, for the prior-year first quarter. This represents an increase of 250 basis points in Adjusted EBITDA margin over the prior-year first quarter. The first quarter is a seasonally strong quarter due to the renewal periods for some lines of business.

Including the Revenue Standard
With the impact of ASC 606, Revenues were $2.3 billion for the quarter.

Net income attributable to Willis Towers Watson for the first quarter of 2018 was $215 million. For the quarter, diluted earnings per share were $1.61, and adjusted diluted earnings per share were $2.71. Net income attributable to Willis Towers Watson and diluted earnings per share for the first quarter of 2018 include pre-tax $43 million of transaction and integration expenses. The U.S. GAAP tax rate for the quarter was 16% and the adjusted tax rate for the quarter used in calculating adjusted diluted earnings per share was 20%.

Net income for the first quarter of 2018 was $221 million. Adjusted EBITDA for the first quarter of 2018 was $557 million, or 24.3% of Revenues.

As anticipated for the first quarter, Free Cash Outflow was $47 million. The annual bonus pay-out, which is aligned to Company performance and paid in March, was greater, as expected, than the March 2017 pay-out, as our Company performance was significantly better in 2017 than in 2016. We continue to estimate our Free Cash Flow to be in the range of $1.1 to $1.3 billion for 2018.

“I’m extremely pleased with the first quarter results,” said John Haley, Willis Towers Watson’s chief executive officer. “As anticipated, the strong momentum from the end of 2017 carried over into the first quarter of 2018. We remain committed to achieving our original integration goals and have been pleased with the progress made. More important, we are seeing the evolution of Willis Towers Watson as we envisioned during the original merger discussions. Our colleagues have been essential in building a strong foundation for the combined company and our client response and support has confirmed our strategy of providing integrated solutions. I’m very excited about our long-term prospects as our journey continues.”

First Quarter Company Highlights

Segment Highlights
Beginning in 2018, we made certain changes that affect our segment results. These changes include the realignment of certain businesses within our segments, as well as changes to certain allocation methodologies to better reflect the ongoing nature of our businesses. The prior period comparatives have been retrospectively adjusted to reflect our current segment presentation. These changes were unrelated to ASC 606.

Human Capital & Benefits

Excluding the Revenue Standard
Excluding the impact of ASC 606, for the quarter, the Human Capital & Benefits (HCB) segment had revenues of $1,022 million, an increase of 8% (3% increase constant currency and 4% increase organic) from $949 million in the prior-year first quarter. The constant currency and organic revenue growth in the first quarter of 2017 was 5%. Retirement revenues increased in the first quarter led by North America, Great Britain and International. North America increased as a result of carry-forward bulk lump sum work from last year, a general increase in project work, partially offset by a decline related to the Canadian triennial valuation cycle. Great Britain increased as a result of continued work related to the Pensions Freedom Act and actuarial risk solutions. International revenue growth was driven by strong results in China and Hong Kong. Western Europe revenues declined due to timing in the pension brokerage business and an anticipated decline in demand in the Netherlands. Health and Benefits revenues grew across all regions. Global Benefit sales continue to be strong in Great Britain, Western Europe and International. Revenue growth in North America was muted due to the timing of product revenue, negative timing of MDI and lower new business activity. Talent and Rewards experienced revenue growth in all regions as a result of greater demand for advisory work and software and product revenues. The Technology and Administration business in Great Britain experienced revenue growth as a result of new administration clients and project activity. The HCB segment had an operating margin of 38% compared to 36% for the prior-year first quarter.

Including the Revenue Standard
The HCB segment had revenues of $832 million and an operating margin of 23%. The primary driver in the different accounting methodologies is that more of our revenue, related to healthcare policies, is recognized over time, which is more consistent with our service delivery in this area.

Corporate Risk & Broking

Excluding the Revenue Standard
Excluding the impact of ASC 606, for the quarter, the Corporate Risk & Broking (CRB) segment had revenues of $758 million, an increase of 13% (5.5% increase constant currency and 6% increase organic) from $672 million in the prior-year first quarter. Constant currency and organic revenue growth was 3% in the first quarter of 2017. Revenue growth was experienced in every region. International led revenue growth, primarily in CEEMEA and Asia, with a slight offset due to softness in Latin America and Australia. Great Britain and North America both had strong growth. Great Britain’s revenues were impacted by the growth noted in CEEMEA, and strong new business in Facultative and Financial Lines. North America’s revenue growth was a result of strong new business, positive timing, and a retention rate of 95%. Western Europe’s growth was led by France’s strong renewal season and strength in Specialty, offset slightly by a decline in Germany. The CRB segment had an operating margin of 19% compared to 17% for the prior-year first quarter.

Including the Revenue Standard
For the quarter, the CRB segment had revenues of $740 million and an operating margin of 17%. The primary difference between accounting methodologies is the proration of additional Affinity products under the new standard. This will have no impact on the 2018 annual revenues as all policies were effective as of January 1st. The difference in expense is due to the new requirement to defer placement costs and expense them upon the effective date of a policy.

Investment, Risk & Reinsurance

Excluding the Revenue Standard
Excluding the impact of ASC 606, for the quarter, the Investment, Risk & Reinsurance (IRR) segment had revenues of $539 million, an increase of 10% (3% increase constant currency and 5% increase organic) from $491 million in the prior-year first quarter. The constant currency and organic revenue growth in the first quarter of 2017 was 5%. Reinsurance grew as a result of solid renewals and strong new business, especially in North America. Wholesale grew from new business momentum and some positive timing as compared to the first quarter of the prior year. Max Matthiessen grew from growth in assets under management and new business. Insurance Consulting and Technology (ICT) grew as a result of an increase in consulting projects and software sales. Investment revenues grew as a result of a new client implementation. Underwriting and Capital Management experienced a decline in constant currency revenue as a result of the divestiture of the U.S. programs business in 2017 and the Loan Protector businesses in the first quarter of 2018. The IRR segment had a 45% operating margin, up 110 basis points from the prior-year first quarter. IRR experiences a seasonally high operating margin in the first quarter, primarily driven by the timing of revenue in reinsurance.

Including the Revenue Standard
For the quarter, the IRR segment had revenues of $574 million and an operating margin of 45%. The primary driver in the different accounting methodologies is related to the change of revenue recognition for the proportional treaty reinsurance broking arrangements to recognizing the estimated revenue upon the effective date of the policy.

Benefits Delivery and Administration

Excluding the Revenue Standard
Excluding the impact of ASC 606, for the quarter, the Benefits Delivery and Administration (BDA) segment had revenues of $195 million, an increase of 8% (8% increase constant currency and 8% increase organic) from $181 million in the prior-year first quarter. The Individual Marketplace led the segment growth due to increased membership from the 2017 fall enrollment period. Group Marketplace and Benefits Outsourcing grew as a result of additional 2018 enrollments, and new outsourcing client wins and special projects. The BDA segment had an operating margin of 22% as compared to 21% for the prior-year first quarter.

Including the Revenue Standard
The BDA segment had revenues of $122 million and an operating margin of negative 26%. The primary driver in the difference between accounting standards is that the Individual Marketplace revenues are now being recognized at the date of placement rather than prorating the revenues through the twelve-month policy. Most of the revenue generated by placements made in the 2017 fall enrollment period was recorded as an adjustment to the opening balance of Retained Earnings as of January 1, 2018. Annually, the overall revenue profile should not change, as the policies placed during the fall 2018 enrollment season will be recognized immediately under the new standard.

Reconciliation of Segment Operating Income to Income from Operations before Income Taxes

For the first quarters of 2018 and 2017, the Company recorded expenses that are excluded from our segment operating income. The following table reconciles the difference.

	Excluding Revenue Standard	Excluding Revenue Standard	Including Revenue Standard
	Three Months ended March 31,
	2018	2017	2018

Segment Operating Income	$813	$714	$547
Amortization	(141)	(151)	(141)
Restructuring costs	—	(27)	—
Transaction and integration expenses	(43)	(40)	(43)
Unallocated, net	(91)	(95)	(104)
Income from Operations	538	401	259
Interest expense	51	46	51
Other income, net	(56)	(43)	(56)
Income from operations before income taxes	$543	$398	$264

Outlook for 2018

Without the impact of ASC 606, for 2018, the Company continues to expect constant currency revenue growth of around 3%, and 4% on an organic basis and Adjusted Diluted Earnings per Share in the range of $9.88 to $10.12. We are adjusting the tax guidance slightly from 24% to a range of 23% to 24% for 2018.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter of 2018. It will be held on Monday, May 7, 2018, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 6847517.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW ) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 43,000 employees and services clients in more than 140 countries and territories. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1:	The new accounting standard (ASC 606) will impact your 2018 earnings by approximately $0.40 of EPS. Is this a one-time adoption issue, and what is the driver behind the impact?

The impact of the new accounting standard is a one-time impact to revenue and expenses.

The main driver of the annual revenue loss in 2018 is how the new accounting standard applies to health care brokerage policies. We adopted the open contracts method as defined in ASC 606, which resulted in the Company not having a retained earnings adjustment upon implementation of the standard for this offering. In the past, we recognized the revenue at the time we sold the policy. Under the new accounting standard, we must pro-rate the revenue over the 12 month period. Approximately 40% of the healthcare policies are sold after January 1st. Thus, we expect that approximately $50 million dollars that would have been recognized in 2018 under the old accounting standard, will now be recognized in 2019.

Q2:	What is the right way to think about EPS in 2019?

The 2019 EPS should reflect the addition of the $50 million of the 2018 pro-rated revenues, much of which will be recognized in Q1 2019. The 2019 financials will actually reflect a full year of revenues as the “new standard” only impacts 2018, the adoption period.

All things being equal, the 2019 EPS models created under the old accounting standard should not change. For example, if under the old accounting standard the Adjusted EPS was $11.00, it should remain at $11.00 under the new accounting standard (ASC 606).

Q3:	What is the impact of the new accounting standard (ASC 606) on the segments?

Posted to our website are supplemental ASC 606 slides with details of the impacts to the segments for the first quarter of 2018.

Q4:	The 2017 segment results are different from what was reported. Why is this?

As part of the continued review of our portfolio, we moved some business groups from one segment to another. There was no material restructuring related to these moves, but we felt it was important to align the teams to the proper segments to take full advantage of integrated opportunities. Included in our supplemental slides, that have been posted to our website, we have an updated unaudited 2017 pro forma schedule for ASC 606 which includes the 2017 recast segment details.

Q5:	The original tax guidance for 2018 indicated a tax rate of approximately 24%. After just one quarter, the guidance was updated to a range of 23% to 24%. Is there a possibility the tax guidance will be reduced again? Is the tax guidance based on the old accounting or new accounting standard?

We continue to gain a better understanding of the impact of U.S. Tax Reform on our 2018 outlook. We will continue to analyze the impact of U.S. Tax Reform as additional guidance is announced and update guidance as needed.

The 2018 tax guidance is appropriate for both old and new accounting standards.

Q6:	Free Cash Flow was negative in the first quarter. How does this impact the overall goal of achieving $1.1 to $1.3 billion in 2018?

Annual bonuses are paid in the first quarter. Given the strong performance in 2017, the annual bonuses were much higher than in the previous year. We anticipated having a cash outflow in the first quarter. Our cash flow builds throughout the year and we are maintaining our overall goal of having Free Cash Flow of $1.1 to $1.3 billion in 2018.

Q7:	What is the long-term Free Cash Flow goal beyond 2018?

As we look at the longer-term, past 2018, Free Cash Flows are expected to approximate 75% to 80% of Adjusted EBIDTA.

Q8:	Given the renewals that transpired in the first quarter, what is your view of the pricing environment?

For a comprehensive look at overall market pricing in the primary and reinsurance markets, please view the “Marketplace Realities: Spring 2018 Update”, and the Willis Re: Reinsurance Market Report April 2018: Results for 2017” which can both be found on the Willis Towers Watson website.

We believe that pricing in primary insurance was neutral to slightly up depending on product class and that reinsurance pricing was neutral to our results.

Q9:	How much did Forensic work help the first quarter growth rate?

It was less than 1% of the CRB growth rate.

Q10:	What was the impact of foreign currency movement for the first quarter?

Revenue included $123 million of positive currency movement in the first quarter. The impact of currency fluctuations on adjusted earnings per share was positive $0.24 in the first quarter.

Q11:	The dollar has had a big move, so how should we be thinking about the benefit for 2018?

The US dollar has weakened in the first quarter of 2018. If the dollar doesn’t move going forward, foreign exchange could help us in 2018. If the dollar moves directionally against our top three currencies that we have over the remainder of the year; the Pound, Euro, Canadian dollar, a 5% change would lower our operating earnings approximately -$1 million, net of tax, or -$0.01 AEPS on operating earnings.

Q12:	In the reconciliation of Segment Operating Income to Income from operations before income taxes what is the difference of the ‘unallocated, net’ and the ‘other income, net’?

The ‘unallocated, net’ includes certain costs, primarily those related to corporate functions which are not directly related to the segments and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

The ‘other income, net’ primarily includes the impact of foreign currency, gains and losses on dispositions, and a credit related to pension. As a result of the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, the non-service cost component of pension credit is now included in ‘other income, net’ whereas prior to the adoption was part of ‘unallocated, net’.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our condensed consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income, (4) Adjusted EBITDA, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Additionally, in 2018, we adopted ASC 606, which had a material impact on the amount, timing and classification of certain revenues and costs included in our condensed consolidated financial statements. Since the Company adopted the guidance using the modified retrospective method, it has provided the impact to the affected financial statement line items within the condensed consolidated financial statements for 2018; the 2017 comparative financial statement line items have not been restated in accordance with the new standard. In an effort to help the reader better understand the impact that this guidance had on our non-GAAP measures, we have presented these measures as reported, as well as without the adoption of ASC 606.

Further, because we have linked significant executive compensation performance targets for 2018 to the results of our non-GAAP measures calculated without the adoption of ASC 606, we believe it is necessary to disclose the calculations of these compensation metrics for calendar year 2018.

Within these measures referred to as “adjusted”, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Restructuring costs and transaction and integration expenses - Management believes it is appropriate to adjust for restructuring costs and transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or one-time Merger-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when these programs will have concluded.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.

  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.

  Venezuelan currency devaluation - Foreign exchange losses incurred as a consequence of the Venezuelan government’s enforced changes to exchange rate mechanisms.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

  Tax effect of U.S. Tax Reform - Relates to the (1) U.S. income tax adjustment of deferred taxes upon the change in the federal corporate tax rate, (2) the impact of the one-time transition tax on accumulated foreign earnings net of foreign tax credits, and (3) the re-measurement of our net deferred tax liabilities associated with the U.S. tax on certain foreign earnings offset with a write-off of deferred tax assets that will no longer be realizable under U.S. Tax Reform.

We evaluate our revenues on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had Willis Towers Watson not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenues, translated at the current year monthly average exchange rates, to the current year as reported revenues, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – excludes the impact of fluctuations in foreign currency exchange rates, as described above, the period-over-period impact of acquisitions and divestitures, and the impact to 2018 revenues of adopting ASC 606. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income – Income from Operations adjusted for amortization, restructuring costs, transaction and integration expenses, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

Adjusted EBITDA – Net Income adjusted for provision for/(benefit from) income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, the related tax effect of those adjustments and the tax effects of internal reorganizations and U.S. Tax Reform. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted average number of shares of common stock, diluted.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Rate – Provision for/(benefit from) income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration expenses, (gain)/loss on disposal of operations, the tax effects of internal reorganizations and U.S. Tax Reform, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income taxes is used solely for the purpose of calculating the Adjusted Income Tax Rate which is calculated by dividing Adjusted Income Taxes by Adjusted Income Before Taxes.

Free Cash Flow – Cash Flows from Operating Activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures (including the information under “Outlook for 2018” above), due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Towers Watson and Willis, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions, the impact of changes to tax laws on our financial results and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the ability of the company to properly identify and manage conflicts of interest; reputational damage; reliance on third-party services; the ability of the company to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings; the potential impact of the Willis Towers Watson merger on relationships, including with employees, suppliers, clients and competitors; the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected; the diversion of time and attention of the company's management team while the merger and other acquisitions are being integrated; the loss of key employees; the ability to successfully manage ongoing organizational changes; failure to protect client data or breaches of information systems; disasters or business continuity problems; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the potential impact of Brexit; technological change; changes and developments in the insurance industry or the United States healthcare system; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the federal income tax consequences of the merger, the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; changes in accounting principles, estimates or assumptions including the impact of adoption of the new revenue recognition and pension accounting standards; fluctuations in the company’s pension liabilities; fluctuation in revenues against the company’s relatively fixed expenses; and the company's holding company structure could prevent it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS
Aida Sukys | +1 703 258 8033 | aida.sukys@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2018. Since the Company adopted the guidance using the modified retrospective method, we have provided the impacts to the financial results within the condensed consolidated financial statements for 2018, and the 2017 comparative results have not been restated in accordance with the new standard.  However, certain immaterial prior year amounts have been reclassified to conform to the 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective January 1, 2018. These changes had no impact on previously reported consolidated results of operations or financial position and were unrelated to ASC 606.

In an effort to better understand the impact the ASC 606 guidance had on our reported results, we have included the results as reported, as well as, without the adoption of ASC 606, as supplemental information.

SEGMENT REVENUE	Excluding Revenue Standard
				Components of Revenue Change(i)
	Three Months ended March 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2018	2017	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$1,022	$949	8%	5%	3%	(1)%	4%
Corporate Risk & Broking	758	672	13%	7%	5.5%	0%	6%
Investment, Risk & Reinsurance	539	491	10%	7%	3%	(2)%	5%
Benefits Delivery & Administration	195	181	8%	0%	8%	0%	8%
SEGMENT REVENUE	$2,514	$2,293	10%	6%	4%	(1)%	5%

(i) Components of revenue change may not add due to rounding

SEGMENT REVENUE	Including Revenue Standard
				Components of Revenue Change(i)
	Three Months ended March 31,		As Reported	Currency	Acquisitions	ASC 606	Organic
	2018	2017	% Change	Impact	Divestitures	Impact	Change

Human Capital & Benefits	$832	$949	(12)%	4%	(1)%	(19)%	4%
Corporate Risk & Broking	740	672	10%	7%	0%	(3)%	6%
Investment, Risk & Reinsurance	574	491	17%	7%	(2)%	7%	5%
Benefits Delivery & Administration	122	181	(32)%	0%	0%	(40)%	8%
SEGMENT REVENUE	$2,268	$2,293	(1)%	5%	(1)%	(10)%	5%

(i) Components of revenue change may not add due to rounding

Reconciliation of Segment Revenue to Revenue

	Excluding Revenue Standard	Including Revenue Standard	Excluding Revenue Standard
	Three Months ended March 31,
	2018	2018	2017

Segment Revenue	$2,514	$2,268	$2,293
Reimbursable expenses and other	37	24	26
Revenue	$2,551	$2,292	$2,319

The components of the change in Revenue generated for the three months ended March 31, 2018 and 2017 are as follows:
	Excluding Revenue Standard
				Components of Revenue Change(i)
	Three Months ended March 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2018	2017	% Change	Impact	Change	Divestitures	Change

Revenue	$2,551	$2,319	10%	6%	4%	(1)%	6%

(i) Components of revenue change may not add due to rounding

	Including Revenue Standard
				Components of Revenue Change(i)
	Three Months ended March 31,		As Reported	Currency	Acquisitions	ASC 606	Organic
	2018	2017	% Change	Impact	Divestitures	Impact	Change

Revenue	$2,292	$2,319	(1)%	5%	(1)%	(10)%	6%

(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME(i)
	Excluding Revenue Standard	Including Revenue Standard	Excluding Revenue Standard
	Three Months ended March 31,
	2018	2018	2017

Human Capital & Benefits	$384	$193	$345
Corporate Risk & Broking	146	125	117
Investment, Risk & Reinsurance	241	261	214
Benefits Delivery & Administration	42	(32)	38
Segment Operating Income	$813	$547	$714

(i)Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for US GAAP purposes.

Reconciliation of Segment Operating Income to Income from operations before income taxes

	Excluding Revenue Standard	Including Revenue Standard	Excluding Revenue Standard
	Three Months ended March 31,
	2018	2018	2017

Segment Operating Income	$813	$547	$714
Amortization	(141)	(141)	(151)
Restructuring costs	—	—	(27)
Transaction and integration expenses	(43)	(43)	(40)
Unallocated, net(i)	(91)	(104)	(95)
Income from Operations	538	259	401
Interest expense	51	51	46
Other income, net	(56)	(56)	(43)
Income from operations before income taxes	$543	$264	$398

(i)Includes certain costs, primarily those related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliation of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2018. Since the Company adopted the guidance using the modified retrospective method, we have provided the impacts to the financial results within the condensed consolidated financial statements for 2018, and the 2017 comparative results have not been restated in accordance with the new standard. In an effort to better help the reader understand the impacts the ASC 606 guidance had on our reported results, we have included the results as reported, as well as with the adoption of ASC 606.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Excluding Revenue Standard		Including Revenue Standard		Excluding Revenue Standard
	Three Months Ended March 31,
	2018		2018		2017

Net Income attributable to Willis Towers Watson	$441		$215		$344
Adjusted for certain items:
Amortization	141		141		151
Restructuring costs	—		—		27
Transaction and integration expenses	43		43		40
Loss on disposal of operations	9		9		—
Tax effect on certain items listed above(i)	(47)		(47)		(69)
Tax effects of internal reorganization	—		—		19
Adjusted Net Income	$587		$361		$512

Weighted average shares of common stock, diluted	133		133		138

Diluted Earnings Per Share	$3.31		$1.61		$2.50
Adjusted for certain items:
Amortization	1.06		1.06		1.09
Restructuring costs	—		—		0.19
Transaction and integration expenses	0.32		0.32		0.29
Loss on disposal of operations	0.07		0.07		—
Tax effect on certain items listed above(i)	(0.35)		(0.35)		(0.50)
Tax effects of internal reorganization	—		—		0.14
Adjusted Diluted Earnings Per Share	$4.41		$2.71		$3.71

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Excluding Revenue Standard		Including Revenue Standard		Excluding Revenue Standard
	Three Months Ended March 31,
	2018		2018		2017

Net Income	$447	17.5%	$221	9.6%	$352	15.2%
Provision for income taxes	96		43		46
Interest expense	51		51		46
Depreciation	54		49		46
Amortization	141		141		151
Restructuring costs	—		—		27
Transaction and integration expenses	43		43		40
Loss on disposal of operations	9		9		—
Adjusted EBITDA and Adjusted EBITDA Margin	$841	33.0%	$557	24.3%	$708	30.5%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Excluding Revenue Standard		Including Revenue Standard		Excluding Revenue Standard
	Three Months Ended March 31,
	2018		2018		2017

Income from operations	$538	21.1%	$259	11.3%	$401	17.3%
Adjusted for certain items:
Amortization	141		141		151
Restructuring costs	—		—		27
Transaction and integration expenses	43		43		40
Adjusted operating income	$722	28.3%	$443	19.3%	$619	26.7%

RECONCILIATION OF GAAP INCOME TAXES/RATE TO ADJUSTED INCOME TAXES/RATE

	Excluding Revenue Standard		Including Revenue Standard		Excluding Revenue Standard
	Three Months Ended March 31,
	2018		2018		2017
Income from operations before income taxes	$543		$264		$398

Adjusted for certain items:
Amortization	141		141		151
Restructuring costs	—		—		27
Transaction and integration expenses	43		43		40
Loss on disposal of operations	9		9		-
Adjusted income before taxes	$736		$457		$616

Provision for income taxes	$96		$43		$46
Tax effect on certain items listed above(i)	47		47		69
Tax effects of internal reorganization	—		—		(19)
Adjusted income taxes	$143		$90		$96

GAAP tax rate	17.9%		16.3%		11.6%
Adjusted tax rate	19.6%		19.7%		15.6%

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Excluding Revenue Standard		Including Revenue Standard		Excluding Revenue Standard
	Three Months Ended March 31,
	2018		2018		2017
Cash flows from operating activities	$28		$18		$95
Less: Additions to fixed assets and software for internal use	(65)		(65)		(62)
Free Cash Flow	$(37)		$(47)		$33

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	With Adoption of ASC 606	Without Adoption of ASC 606
	Three Months Ended March 31,
	2018	2017

Revenue	$2,292	$2,319

Costs of providing services
Salaries and benefits	1,377	1,253
Other operating expenses	423	401
Depreciation	49	46
Amortization	141	151
Restructuring costs	—	27
Transaction and integration expenses	43	40
Total costs of providing services	2,033	1,918

Income from operations	259	401

Interest expense	51	46
Other income, net	(56)	(43)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	264	398

Provision for income taxes	43	46

NET INCOME	221	352

Income attributable to non-controlling interests	(6)	(8)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$215	$344

Earnings per share
Basic earnings per share	$1.62	$2.51
Diluted earnings per share	$1.61	$2.50

Weighted average shares of common stock, basic	133	137
Weighted average shares of common stock, diluted	133	138

Cash dividends declared per share	$0.60	$0.53

The prior year quarter has been updated for the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost which became effective January 1, 2018 and has been applied retrospectively.

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2018	2017

ASSETS
Cash and cash equivalents	$954	$1,030
Fiduciary assets	13,613	12,155
Accounts receivable, net	2,600	2,246
Prepaid and other current assets	439	430
Total current assets	17,606	15,861

Fixed assets, net	926	985
Goodwill	10,555	10,519
Other intangible assets, net	3,761	3,882
Pension benefits assets	832	764
Other non-current assets	532	447
Total non-current assets	16,606	16,597
TOTAL ASSETS	$34,212	$32,458

LIABILITIES AND EQUITY
Fiduciary liabilities	$13,613	$12,155
Deferred revenue and accrued expenses	1,239	1,711
Short-term debt and current portion of long-term debt	85	85
Other current liabilities	867	804
Total current liabilities	15,804	14,755

Long-term debt	4,507	4,450
Liability for pension benefits	1,230	1,259
Deferred tax liabilities	711	615
Provision for liabilities	624	558
Other non-current liabilities	506	544
Total non-current liabilities	7,578	7,426
TOTAL LIABILITIES	23,382	22,181

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NON-CONTROLLING INTEREST	28	28

EQUITY(i)

Additional paid-in capital	10,548	10,538
Retained earnings	1,557	1,104
Accumulated other comprehensive loss, net of tax	(1,430)	(1,513)
Treasury shares, at cost, 17,519 shares in 2018 and 2017, and 40,000 shares, €1 nominal value, in 2018 and 2017	(3)	(3)
Total Willis Towers Watson shareholders' equity	10,672	10,126
Non-controlling interests	130	123
Total Equity	10,802	10,249

TOTAL LIABILITIES AND EQUITY	$34,212	$32,458

(i)Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 132,417,453 (2018) and 132,139,581 (2017); Outstanding 132,417,453 (2018) and 132,139,581 (2017); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2018 and 2017; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2018 and 2017.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	With Adoption of ASC 606	Without Adoption of ASC 606
	Three Months Ended March 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$221	$352
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	51	52
Amortization	141	151
Amortization of non-current deferred fulfillment costs	5	—
Net periodic benefit of defined benefit pension plans	(61)	(31)
Provision for doubtful receivables from clients	7	9
Benefit from deferred income taxes	(26)	(74)
Share-based compensation	3	14
Net loss on disposal of operations	9	—
Non-cash foreign exchange loss/(gain)	17	(11)
Other, net	(8)	9
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(43)	(253)
Fiduciary assets	(1,326)	(1,657)
Fiduciary liabilities	1,326	1,657
Other assets	46	(62)
Other liabilities	(393)	(109)
Provisions	49	48
Net cash from operating activities	18	95

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(65)	(62)
Capitalized software costs	(13)	(15)
Acquisitions of operations, net of cash acquired	(5)	(12)
Net proceeds from sale of operations	4	—
Other, net	—	7
Net cash used in investing activities	(79)	(82)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	61	826
Proceeds from issuance of other debt	—	32
Debt issuance costs	—	(3)
Repayments of debt	(21)	(636)
Repurchase of shares	—	(156)
Proceeds from issuance of shares	11	20
Cash paid for employee taxes on withholding shares	(7)	(3)
Dividends paid	(68)	(65)
Acquisitions of and dividends paid to non-controlling interests	—	(1)
Net cash (used in)/from financing activities	(24)	14

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(85)	27
Effect of exchange rate changes on cash and cash equivalents	9	4
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,030	870
CASH AND CASH EQUIVALENTS, END OF PERIOD	$954	$901

WILLIS TOWERS WATSON
Supplemental Information
(unaudited)

In accordance with the modified retrospective adoption requirements of ASC 606, the following represents the impact of adoption on our condensed consolidated statement of income, balance sheet and statement of cash flows.

	Three Months Ended March 31, 2018
Statement of Income	As Reported	Balances Without Adoption of ASC 606	Effect of Change

Revenue	$2,292	$2,551	$(259)
Costs of providing services
Salaries and benefits	1,377	1,352	25
Depreciation	49	54	(5)
Income from operations	259	538	(279)
INCOME FROM OPERATIONS BEFORE INCOME TAXES	264	543	(279)
Provision for income taxes	43	96	(53)
NET INCOME	221	447	(226)
NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	215	441	(226)

EARNINGS PER SHARE
Basic earnings per share	$1.62	$3.33	$(1.71)
Diluted earnings per share	$1.61	$3.31	$(1.70)

	As of March 31, 2018
Balance Sheet	As Reported	Balances Without Adoption of ASC 606	Effect of Change
ASSETS
Accounts receivable, net	$2,600	$2,584	$16
Prepaid and other current assets	439	370	69
Fixed assets, net	926	1,015	(89)
Other non-current assets	532	488	44
LIABILITIES
Deferred revenue and accrued expenses	1,239	1,348	(109)
Other current liabilities	867	919	(52)
Deferred tax liabilities	711	612	99
Provision for liabilities	624	612	12
EQUITY
Retained earnings	1,557	1,466	91

	Three Months Ended March 31, 2018
Statement of Cash Flows	As Reported	Balances Without Adoption of ASC 606	Effect of Change
Net cash from operating activities	$18	$28	$(10)
Capitalized software costs	(13)	(23)	10
This change is a result of moving a portion of capitalized software related to client system implementations from Investing activities to Operating activities within the Statement of Cash Flows.